UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2010

Cardinal Health, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-11373	31-0958666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Cardinal Place, Dublin, Ohio 43017

(Address of principal executive offices) (Zip Code)

(614) 757-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 17, 2010, Cardinal Health, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Kinray, Inc. (“Kinray”) and Stewart J. Rahr Revocable Trust (the “Trust”), pursuant to which the Company will acquire all of the issued and outstanding shares of common stock of Kinray from the Trust at a purchase price equal to $1.3 billion, as it may be adjusted for working capital, indebtedness and certain expenses. In addition, if the closing of the transactions contemplated by the Agreement does not occur on or prior to January 1, 2011, the Company will pay to the Trust at the closing an additional $200,000 for each day during the period commencing on January 2, 2011 and ending on the date of the closing. Following the consummation of the transactions contemplated by the Agreement, Kinray will be a wholly owned subsidiary of the Company. The Agreement includes customary representations, warranties and covenants by the parties.

The obligation of the parties to consummate the transactions contemplated by the Agreement is subject to customary conditions, including the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the accuracy of the other party’s representations and warranties (subject to certain materiality qualifications), and material compliance by the other party with its covenants under the Agreement.

Both the Company and the Trust have the right to terminate the Agreement if a nonappealable order prohibiting the consummation of the transactions has been issued, or if there has been an uncurable breach or a breach that has not been cured for 30 days by the other party of any representation, warranty, covenant or agreement in the Agreement that would cause the related closing condition not to be satisfied. Further, if the transactions contemplated by the Agreement have not been consummated by August 17, 2011, both the Company and the Trust have the right to terminate the Agreement.

In addition, the Company may terminate the Agreement upon the commencement of a governmental proceeding seeking to prohibit the consummation of the transactions contemplated by the Agreement, in which event the Company must pay the Trust a $65 million termination fee. The termination fee is also payable by the Company to the Trust in the event that the Company or the Trust terminates the Agreement because of a non-appealable order prohibiting the consummation of the transactions contemplated by the Agreement or the Company or the Trust terminate the Agreement because the transactions contemplated by the Agreement have not been consummated by August 17, 2011, in each case if all closing conditions other than the expiration or termination of any waiting period (and any extension thereof) under the HSR Act have been satisfied or waived.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 2.1 to this report and is incorporated in this report by reference.

The Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Kinray or the Trust. Moreover, certain representations and warranties in the Agreement were used for the purpose of allocating risk between the Company, on the one hand, and Kinray and the Trust, on the other hand, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Agreement as characterizations of the actual state of facts about the Company, Kinray or the Trust.

Item 7.01	Regulation FD Disclosure

The Company issued a press release on November 18, 2010 announcing the execution of the Agreement. The Company also issued transaction specific questions and answers relating to the execution of the Agreement. A copy of the press release is included as Exhibit 99.1 and a copy of the questions and answers is included as Exhibit 99.2 to this report.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

2.1	Stock Purchase Agreement, dated November 17, 2010, by and among Kinray, Inc., Stewart J. Rahr Revocable Trust and Cardinal Health, Inc.*

99.1	Press release issued by the Company on November 18, 2010

99.2	Transaction specific questions and answers issued by the Company on November 18, 2010

*	The exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL HEALTH, INC.

Date: November 18, 2010

	By:	/S/ STEPHEN T. FALK
	Name:	Stephen T. Falk
	Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

2.1	Stock Purchase Agreement, dated November 17, 2010, by and among Kinray, Inc., Stewart J. Rahr Revocable Trust and Cardinal Health, Inc.*

99.1	Press release issued by the Company on November 18, 2010

99.2	Transaction specific questions and answers issued by the Company on November 18, 2010

*	The exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.